Exhibit 3.1

                             ARTICLES SUPPLEMENTARY

                                       OF

                           HIGHWOODS PROPERTIES, INC.



                                       I.

              The name of the corporation is Highwoods Properties, Inc. (the "Corporation").

                                       II.

              The purpose of these Articles Supplementary (the "Articles") is to add the following as a new Section 5.11 of the Corporation's Articles of Incorporation, to determine the terms of a series of the Preferred Stock:

              "Section 5.11. 8% Series D Cumulative Redeemable Preferred Shares.

              (a) Title. The series of Preferred Stock is hereby designated as the "8% Series D Cumulative Redeemable Preferred Shares" (the "Series D Preferred Shares").

              (b) Number. The maximum number of authorized shares of the Series D Preferred Shares shall be 400,000.

              (c) Relative Seniority. In respect of rights to receive dividends and to participate in distributions of payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series D Preferred Shares shall rank (i) senior to the Common Stock and any other class or series of shares of the Corporation ranking, as to dividends and upon liquidation, junior to the Series D Preferred Shares (collectively, "Junior Shares") and (ii) pari passu with the Corporation's 8 5/8% Series A Cumulative Redeemable Preferred Shares, the Corporation's 8% Series B Cumulative Redeemable Preferred Shares and any other class or series of shares of the Corporation ranking, as to dividends and upon liquidation, pari passu with the Series D Preferred Shares.

              (d)          Dividends.

                  (i) The holders of the then outstanding Series D Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, cumulative dividends at the rate of 8% of the $250.00 per share liquidation preference per



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annum of the Series D Preferred Shares (equivalent to $20.00 per share). Such dividends shall accrue and be cumulative from the date of original issuance and shall be payable quarterly in arrears in cash on or about the last day of January, April, July and October of each year or, if not a Business Day (as hereinafter defined), the next succeeding Business Day, commencing July 31, 1998 (each such day being hereafter called a "Dividend Payment Date" and each period beginning on the day next following a Dividend Payment Date and ending on the next following Dividend Payment Date being hereinafter called a "Dividend Period"). Dividends shall be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date (the "Record Date"), which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls on or such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date. The amount of any dividend payable for any Dividend Period shorter than a full Dividend Period shall be prorated and computed on the basis of a 360-day year of twelve 30- day months.

                  "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

                  (ii) The amount of any dividends accrued on any Series D Preferred Shares at any Dividend Payment Date shall be the amount of any unpaid dividends accumulated thereon, to and including such Dividend Payment Date, whether or not earned or declared, and the amount of dividends accrued on any Series D Preferred Shares at any date other than a Dividend Payment Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon, to and including the last preceding Dividend Payment Date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate for the period after such last preceding Dividend Payment Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months. When dividends are not paid in full upon the Series D Preferred Shares (or a sum sufficient for such full payment is not set apart therefor), all dividends declared upon Series D Preferred Shares and any other series of preferred stock ranking on a parity as to dividends with the Series D Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Series D Preferred Shares and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Series D Preferred Shares and such other series of preferred stock bear to each other.

                  Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series D Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment of the Series D Preferred Shares for all past dividend periods and the then current dividend period, (A) no dividends shall be declared or paid or set apart for payment on the preferred stock of the Corporation ranking, as to dividends, on a parity with or junior to the Series D Preferred Shares for any period, and (B) no dividends (other than in Junior Shares) shall be declared or paid or set aside for payment or other distribution or shall be declared or made upon the Junior Shares or any other capital stock of the


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corporation ranking on a parity with the Series D Preferred Shares as to dividends or upon liquidation ("Parity Shares"), nor shall any Junior Shares or any Parity Shares be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares or Parity Shares) by the Corporation (except by conversion into or exchange for Junior Shares).

                  (iii) Except as provided in this paragraph (d), the Series D Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above and shall not be entitled to participate in the earnings or assets of the Corporation, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Shares which may be in arrears.

                  (iv) Any dividend payment made on the Series D Preferred Shares shall be first credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

                  (v) If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")), any portion (the "Capital Gains Amount") of the dividends, within the meaning of Section 316 of the Code, paid or made available for the year to holders of all classes of shares (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Series D Preferred Shares shall equal (A) the Capital Gains Amount multiplied by (B) a fraction that is equal to (1) the total dividends paid, within the meaning of Section 316 of the Code, or made available to the holders of the Series D Preferred Shares for the year over (2) the Total Dividends.

                  (vi) No dividends on the Series D Preferred Shares shall be authorized by the Board of Directors or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series D Preferred Shares will accrue and be cumulative from the date of original issue thereof whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized.

              (e)          Liquidation Rights.

                  (i) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of the Series D Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution shall be made to the holders of Common Stock or any other capital stock of the Corporation ranking junior to the Series D Preferred Shares as to


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liquidation rights, a liquidation preference of $250.00 per share, plus accrued and unpaid dividends thereon to the date of such liquidation, dissolution or winding up.

                  (ii) After the payment to the holders of the Series D Preferred Shares of the full liquidating distributions provided for in this paragraph (e), no holder of the Series D Preferred Shares, as such, shall have any right or claim to any of the remaining assets of the Corporation.

                  (iii) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the preference value of the Series D Preferred Shares and any other shares of the Corporation ranking as to any such distribution on a parity with the Series D Preferred Shares are not paid in full, the holders of the Series D Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they are entitled.

                  (iv) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph (e).

              (f)          Redemption.

                  (i) The Series D Preferred Shares are not redeemable prior to April 23, 2003. On and after April 23, 2003, the Corporation may, at its option, redeem at any time all or, from time to time, part of the Series D Preferred Shares at a price per share (the "Redemption Price"), payable in cash, of $250.00, together with all accrued and unpaid dividends to and including the date fixed for redemption (the "Redemption Date"), without interest, to the full extent the Corporation has funds legally available therefor. The Series D Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

                  (ii)              Procedures of Redemption.

                  (A) Notice of any redemption will be mailed by the registrar, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to each holder of record of the Series D Preferred Shares to be redeemed at the address set forth in the share transfer records of the registrar. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series D Preferred Shares except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series D Preferred Shares (or depositary shares or receipts representing fractional interests in Series D Preferred Shares) may be listed or admitted to trading, such notice shall state: (1) the Redemption Date; (2) the Redemption Price; (3) the number of Series D Preferred Shares to be redeemed; (4) the place or places where certificates for such shares are to be surrendered


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for payment of the Redemption Price; and (5) that dividends on the Series D
Preferred Shares to be redeemed will cease to accrue on the Redemption Date. If fewer than all of the Series D Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series D Preferred Shares to be redeemed from such holder.

                  (B) If notice has been mailed in accordance with subparagraph
(f)(ii)(A) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds in trust for the benefit of the holders of the Series D Preferred Shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the Series D Preferred Shares so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series D Preferred Shares and all rights of the holders thereof as holders of such shares (except the right to receive the Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the certificates for any Series D Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series D Preferred Shares shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the Series D Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series D Preferred Shares without cost to the holder thereof.

                  (C) Any funds deposited with a bank or trust company for the purpose of redeeming Series D Preferred Shares shall be irrevocable except that:
(1) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and (2) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series D Preferred Shares entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

                  (D) Except for any portion of the Redemption Price consisting of accrued and unpaid dividends, no Series D Preferred Shares may be redeemed except from proceeds from the sale of other capital stock of the Corporation, including but not limited to Common Stock, preferred stock, depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                  (E) Unless full cumulative dividends on all Series D Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series D Preferred Shares shall be redeemed or purchased or otherwise acquired directly or indirectly


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(except by conversion into or exchange for Junior Shares); provided, however, that the foregoing shall not prevent the redemption of Series D Preferred Shares to preserve the Corporation's REIT status or the purchase or acquisition of Series D Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D Preferred Shares.

                  (F) If the Redemption Date is after a Record Date and before the related Dividend Payment Date, the dividend payable on such Dividend Payment Date shall be paid to the holder in whose name the Series D Preferred Shares to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Dividend Payment Date or the Corporation's default in the payment of the dividend due. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series D Preferred Shares to be redeemed.

                  (G) In case of redemption of less than all Series D Preferred Shares at the time outstanding, the Series D Preferred Shares to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of Series D Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation.

              (g) Voting Rights. Except as required by law, and as set forth below, the holders of the Series D Preferred Shares shall not be entitled to vote at any meeting of the stockholders for election of Directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the stockholders thereof, or to receive notice of any meeting of stockholders.

                  (i) Whenever dividends on any Series D Preferred Shares shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the holders of such Series D Preferred Shares (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Directors of the Corporation at a special meeting called by the holders of record of at least ten percent (10%) of the Series D Preferred Shares or the holders of any other series of preferred stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such Series D Preferred Shares for the past Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Corporation will be increased by two Directors.

                  (ii) So long as any Series D Preferred Shares remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the Series D Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (A) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking prior to the Series D Preferred Shares with respect to the payment of dividends or the distribution of assets upon


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liquidation, dissolution or winding up or reclassify any authorized capital stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (B) amend, alter or repeal the provisions of the Corporation's Articles of Incorporation, including this Amendment, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (B) above, so long as the Series D Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series D Preferred Shares and provided further that (x) any increase in the amount of the authorized preferred stock or the creating or issuance of any other series of preferred stock, or (y) any increase in the amount of authorized Series D Preferred Shares or any other series of preferred stock, in each case ranking on a parity with or junior to the Series D Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series D Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

                  (iii) On each matter submitted to a vote of the holders of Series D Preferred Shares in accordance with this paragraph (g), or as otherwise required by law, each Series D Preferred Share shall be entitled to ten (10) votes, each of which ten (10) votes may be directed separately by the holder thereof. With respect to each Series D Preferred Share, the holder thereof may designate up to ten (10) proxies, with each such proxy having the right to vote a whole number of votes (totaling ten (10) votes per Series D Preferred Share).

              (h) Conversion. The Series D Preferred Shares are not convertible into or exchangeable for an other property or securities of the Corporation.

                                      III.

              These Articles were adopted on April 16, 1998 without stockholder approval, as such approval was not required.


                                       IV.

              These Articles were duly adopted by the Board of Directors under authority contained in the Corporation's charter.


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              IN WITNESS WHEREOF, Highwoods Properties, Inc. has caused these
Articles Supplementary to be executed and sealed by its duly authorized officers this 22nd day of April, 1998.


                                     HIGHWOODS PROPERTIES, INC.

                                     By: /s/ Mack D. Pridgen, III
                                         ----------------------------
                                         Mack D. Pridgen, III
                                         Vice President and General Counsel

[CORPORATE SEAL]


Attest:

/s/ Edward J. Fritsch
---------------------
Edward J. Fritsch
Secretary


              THE UNDERSIGNED, Vice President and General Counsel of HIGHWOODS PROPERTIES, INC., who executed on behalf of the Corporation the Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                        /s/ Mack D. Pridgen, III
                                        ------------------------
                                        Mack D. Pridgen, III



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